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                                                                     Exhibit 5.1


April 7, 2000


Board of Directors
Southwest Securities Group, Inc.
1201 Elm Street, Suite 3500
Dallas, Texas 75270

     Re:   Southwest Securities Deferred Compensation Plan

Gentlemen:

We have acted as counsel for Southwest Securities Group, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") of (i) $17,950,000 of the Company's deferred compensation obligations (the "Obligations"), which are issuable under the Southwest Securities Deferred Compensation Plan, as effective July 1, 1999 (the "Plan"), and (ii) 400,000 shares of Common Stock, $.10 par value, of the Company which may be purchased in the market and delivered from time to time under the Plan.

With respect to the foregoing, we have examined such documents and questions of law as we have deemed necessary to render the opinion expressed below. Based upon the foregoing, we are of the opinion that:

(1) the Company has been duly incorporated and is validly existing under the laws of the State of Delaware; and

(2) the Obligations have been duly authorized and, when issued in accordance with the terms of the Plan and conditions set forth in the Plan, will be validly issued.

We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

This opinion is as of the date hereof, and we undertake no obligation, and expressly disclaim any obligation, to advise you of any change in the matters set forth herein. Please note that the opinions expressed herein relate only to the matters specifically set forth, and no opinion is implied or should be inferred as to any other matters.

                                   Very truly yours,

                                   GARDERE & WYNNE, L.L.P.



                                   By:   /s/ David G. McLane
                                       ------------------------------
                                         David G. McLane, Partner